Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dex One Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-165953, 333-169874, 333-169875, 333-181996 and 333-185348) on Forms S-3, S-4/A and S-8 of Dex One Corporation and subsidiaries of our reports dated March 18, 2013, with respect to the consolidated balance sheets of Dex One Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), cash flows and changes in shareholders' equity (deficit) for the years ended December 31, 2012 and 2011 (Successor), eleven month period ended December 31, 2010 (Successor) and one month period ended January 31, 2010 (Predecessor) and the effectiveness of internal control over financial reporting as of December 31, 2012 (Successor), which reports appears in the December 31, 2012 annual report on Form 10-K of Dex One Corporation.

Our report dated March 18, 2013 contains an explanatory paragraph that states that Dex One Corporation and subsidiaries voluntarily filed for Chapter 11 Bankruptcy on March 18, 2013, has a highly leveraged capital structure and has experienced decline in operating results and cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Raleigh, North Carolina
March 18, 2013